Exhibit 10.18

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS AGREEMENT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

DATA CONTRIBUTION AND SERVICE AGREEMENT

This Data Contribution and Service Agreement (the “Agreement”) is entered into on August 21st, 2008 (the “Effective Date”) between the following parties:

	Licensor	Licensee
Full Name	Universal Business Listings	infoUSA Inc.
State of Incorporation/Organization	North Carolina	Delaware
Principal Place of Business (address/city/state/zip)	7810 BallantyneC ommons Parkway Suite # 300 Charlotte, NC 28277	5711 South 86th Circle Omaha, NE6 8127
Main Business Telephone Number	408-413-3828	402-593-4500
Main Contact Name	Doyle Bryant	Jim DeRouchey
Main Contact Phone Number	704-400-1202	Same as above
Main Contact Email Address	dbryant@universalbusinesslisting.org	Jim.DeRouchey@infousa.com
Contact for Notice	Doyle Bryant	Corporate Counsel Cc: President, infoUSA Content Group
Address for Notice (address/city/state/zip)	7810 BallantyneC ommons Parkway Suite # 300 Charlotte, NC 28277	5711 South 86th Circle Omaha, NE6 8127 Cc:1 020 East 1st Street P apillion, NE 68046
Fax Number for Notice	888-286-1432	402-537-6197

Universal Business Listings (“Licensor”) owns, produces or provides, among other products or services, information as defined in Paragraph 2 of this Agreement.i nfoUSA Inc. (“infoUSA”) desires that Licensor provide infoUSA with certain data and/or services as set forth herein, on the terms and conditions described in this Agreement.L icensor and infoUSA agree as follows:

1.
Term. The term of this Agreement shall begin on the Effective Date and shall extend for 1 (one) year (the “Initial Term”), unless extended or earlier terminated in accordance with the Agreement.T his Agreement shall automatically extend for additional periods of one (1) year each (a “Renewal Term”) following the conclusion of the Initial Term and each Renewal Term, if any, thereafter, unless terminated prior to such extension.E ither party may terminate this Agreement at any time with or without cause upon thirty (30) days written notice to the other party.:

2.
License Grant and Description of Licensed Data.L icensor hereby grants to infoUSA a non-exclusive, worldwide, perpetual, royalty-free license to incorporate the Licensed Data, as defined herein, into infoUSA’s database (the “infoUSA Database”) for the purpose of database enhancement and to modify, resell or otherwise use the Licensed Data as incorporated into the infoUSA Database as infoUSA determines in its sole discretion, subject to the terms of this Agreement. Licensor will provide infoUSA with the following data (collectively, the “Licensed Data”):

 Each Licensee location (“Record”) will include the data elements listed in Attachment A which is incorporated into this Agreement by reference.

3.
Data Delivery, Fees and Payment. Licensor will deliver the Licensed Data to infoUSA electronically to an FTP site provided by the Licensor in a fixed-length de-limited format. This delivery is to be made on the 1st of every month. In consideration for the Services provided in Section 6, Licensor shall pay infoUSA a fee outlined in Paragraph 3.1 and 3.2.i nfoUSA will invoice Licensor monthly for Records submitted to infoUSA.P ayment is due thirty (30) days from receipt of invoice.

3.1 Fees. Licensor will pay infoUSA on a per Record basis as outlined below:

[*]

Additional Verticals: As agreed-to by and between the parties, Licensor will update once a month list of agency contacts. Both parties agree to coordinate marketing efforts on all listed accounts opportunities.

3.2
Referral Incentive. In the event that Licensor refers a database licensing prospect to InfoUSA, Licensor will be credited with an amount equal to 5% of the new licensees paid first year license fees; provided, such referred prospect: (i) was not already an infoUSA licensee at the time of referral by Licensor; or (ii) was not already engaged in discussions with infoUSA regarding a potential database license relationship.

3.3
M inimum Records; Fees. Notwithstanding anything in Section 3.1 to the contrary, during the Initial Term, Licensor guarantees: [*] with any shortfall to be paid in one (1) lump sum within thirty (30) days of the conclusion of the Initial Term.

4.
Termination for Cause. Either party may terminate this Agreement if the other party defaults in the performance of any material provision of this Agreement, which default is not cured within thirty (30) days after written notice from the non-defaulting party.

5.	Licensor Obligations. In the event infoUSA informs Licensor that there is a problem or mistake with the Licensed Data, Licensor shall repair or replace the defective Licensed Data.

6.
Description of Services. Following receipt of each delivery of the Licensed Data, infoUSA shall use the Licensed Data to update the infoUSA Database, which may result in an Updated Licensor Location Data File. infoUSA shall: (i) promote the availability of the Updated Licensor Location Data File to its clients who license the infoUSA Database for directory use; and (ii)f ollowing its receipt of each delivery of the Licensed Data, begin the review and integration process to the infoUSA Database. The parties acknowledge and understand that the Updated Licensor Location Data File may be available more frequently than certain of infoUSA’s clients have contractually agreed to receive updates to the infoUSA Database, accordingly infoUSA does not represent or guarantee the overall number of, or which infoUSA clients will agree to receive and utilize the Updated Licensor Location File.

7.
Representations and Warranties. Each party represents and warrant that (i) it has legally sufficient rights to enter into and perform its obligations under this Agreement free and clear of any claims of any third parties; (ii) entering into this Agreement will not in any way constitute a breach or violation of any other agreement or applicable Laws.I n addition, Licensor further represents and warrants that:( iii) it has not converted, misappropriated or otherwise wrongfully secured the Licensed Data in whole or in part from third parties; and (iv) there are no liens or encumbrances affecting the Licensed Data.

8.
Compliance with Laws. The parties shall comply with all applicable federal, state and local laws, statutes, rules, regulations and ordinances (“Laws”) including, but not limited to, privacy, data protection and direct marketing Laws and Laws concerning facsimile and email transmissions.

9.	Indemnification.

9.1
Indemnification by Licensor.L icensor shall indemnify, defend, and hold harmless infoUSA, and its respective representatives, successors and permitted assigns from and against any and all claims by any third party and all related losses, expenses, damages, costs and liabilities, including reasonable attorneys' fees and expenses incurred in investigation or defense, regardless of the theory of liability or the nature of the legal proceeding (“Damages”), to the extent such Damages arise out of or relate to the following:( a) the gross negligence or willful misconduct of Licensor or its representatives in the performance of Licensor’s obligations under this Agreement; (b) any claims that infoUSA has violated or infringed the intellectual property rights of any third party in the use of any Licensed Data provided to infoUSA under this Agreement or in the use of any Licensed Data as permitted by this Agreement; (c) any claims that the Licensed Data violates applicable Laws; or (d) any material breach of Licensor’s representations and warranties.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

9.2
Indemnification by infoUSA. infoUSA shall indemnify, defend, and hold harmless Licensor and its respective representatives, successors and permitted assigns, from and against any and all claims made or threatened by any third party and all related Damages, to the extent such Damages arise out of or relate to the following:( a) the gross negligence or willful misconduct of infoUSA or its representatives in the performance of infoUSA’s or its representatives obligations under this Agreement; (b) any claims related to infoUSA’s use of the Licensed Data in violation of applicable Laws; or (c) any material breach of Licensor’s representations and warranties.

10.
Publicity. Neither party will, without the other party's prior written consent, use the name, service marks or trademarks of the other party or any of its affiliates; provided, however, Licensor shall be permitted to display infoUSA’s logo on its website, subject to infoUSA’s prior approval of the location of the placement and text, if any, on the website pertaining to the relationship between Licensor and infoUSA. infoUSA hereby reserves the right to revoke, at any time and without reason, any permission granted to Licensor to display infoUSA’s logo on Licensor’s website.

11.
Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, PUNITIVE, INDIRECT OR SPECIAL DAMAGES SUCH AS, BY WAY OF EXAMPLE AND NOT LIMITATION, LOST REVENUES OR LOST PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.E XCEPT WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS IN SECTION 9 OF THIS AGREEMENT, VIOLATION OF LAWS OR INTELLECTUAL PROPERTY INFRINGEMENT, EITHER PARTY’S TOTAL AGGREGATE LIABILITY UNDER ANY LEGAL THEORY (INCLUDING NEGLIGENCE) FOR DAMAGES ARISING DIRECTLY OR INDIRECTLY FROM THIS AGREEMENT SHALL NOT IN ANY EVENT EXCEED THE AMOUNT PAYABLE BY LICENSOR TO INFOUSA FOR THE SERVICES FOR THE TWELVE (12)-MONTH PERIOD IMMEDIATELY PRECEDING THE CLAIM.

12.
Confidentiality. Each party may receive from the other party information that relates to the other party’s business, research, development or trade secrets, including but not limited to data, mailing lists, and marketing plans (“Confidential Information”).C onfidential Information shall also include the terms of this Agreement; including, but not limited to, pricing.E ach party agrees to use at least the same degree of care, but not less than reasonable care, to prevent disclosing to other persons the Confidential Information of the other party.E ach party further agrees not to disclose or permit any other person or entity access to the other party’s Confidential Information, except such disclosure or access shall be permitted to an employee, agent, representative or independent contractor of such party requiring access in order to perform his or her employment or services as they relate to the Products provided herein. Each party shall insure that its employees, agents, representatives, and independent contractors are advised of the confidential nature of the Confidential Information and are precluded from taking any action prohibited under this Section.A  party shall immediately notify the other party in writing of all circumstances surrounding any possession, use or knowledge of Confidential Information by any person or entity other than those authorized by this Agreement.C onfidential Information shall not include the Licensed Data and/or information of the other party which (i) the receiving party rightfully possessed before it received such information from the other party; (ii) subsequently becomes publicly available through no fault of the receiving party; (iii) is subsequently furnished to the receiving party by a third party without restrictions on disclosure; or (iv) is required to be disclosed by law, provided that the receiving party will use reasonable efforts to notify the other party prior to disclosure.U pon the expiration or termination of this Agreement, each party shall, upon request of the other party, return or destroy all Confidential Information of the other party.I n the case of destruction, the receiving party shall certify such destruction to the disclosing party within thirty (30) days following request for such certification.B oth parties acknowledge that, if a party breaches (or attempts or threatens to breach) its obligations under this Section, the non-breaching party will suffer irreparable harm.A ccordingly, the parties agree that the non-breaching party shall be entitled to injunctive relief against the breaching party, its officers or employees and such other rights and remedies to which the non-breaching party may be entitled to at law, in equity or under this Agreement for any violation of this Section.

13.
Intellectual Property Rights. infoUSA shall be the sole and exclusive owner of all right, title and interest in and to infoUSA’s Database.N othing in this Agreement shall be deemed to grant to one party license rights, ownership rights or any other intellectual property rights in any materials owned by the other party or any affiliate of the other party.

14.
Relationship of the Parties. Nothing in this Agreement shall be deemed or construed to create the relationship of partnership or joint venture between the parties.N either party has any authority to enter into any contract or create any obligation or liability on behalf of or binding upon the other party.

15.
Notices. Any notices to be given hereunder to any other party, including any notice of a change of address, shall be in writing and shall be deemed validly given if (a) delivered personally; (b) sent by overnight or second day express delivery service; (c) sent by registered or certified mail, postage prepaid, return receipt requested; or (d) sent by confirmed facsimile transmission, and addressed to such party at the address or facsimile number indicated for such party on page 1 of this Agreement or at such other address as a party may indicate in a written notice to the other party.

16.
Assignment and Binding Effect. This Agreement and the rights and obligations hereunder may not be transferred or assigned by either party without the prior written consent of the other party, except that they may be assigned to an entity with which a party merges or is acquired. This Agreement shall be binding upon and shall benefit the parties and their respective successors and permitted assigns.

17.
Amendment or Waiver. No amendment of this Agreement shall be valid unless it is in writing and signed by both parties.N o waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party making the waiver.A ny waiver of a breach or observance of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

18.
Force Majeure. Neither party shall be responsible for any failure to perform (except for payment obligations) due to unforeseen circumstances or to causes beyond its control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, earthquakes, fire, floods, accidents, strikes, shortages of transportation facilities, fuel, energy, labor or materials or failures of telecommunications or electrical power supplies.A  party whose performance is affected by a force majeure event shall be excused from such performance to the extent required by the force majeure event so long as such party takes all reasonable steps to avoid or remove such causes of nonperformance and immediately continues performance whenever and to the extent such causes are removed.B oth parties shall use all reasonable efforts to overcome or work around the force majeure event as soon as reasonably practicable.

19.
Non-Solicitation. During the term of this Agreement and for twelve (12) months thereafter neither Licensor nor infoUSA shall directly or indirectly solicit for employment any person employed then or within the preceding twelve (12) months by the other party, without the other party's consent in writing.T he foregoing prohibition does not include general public solicitations for employment.

20.
Governing Law. The validity and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska without regard to its conflict of laws rules.A ll legal proceedings relating to the subject matter of this Agreement shall be maintained in the state or federal courts sitting in Douglas County, Nebraska and each party agrees that jurisdiction and venue for any such legal proceedings shall lie exclusively with such courts.

21.
Survival. The provisions of Sections 2-9, 11-12, 14-17, and 21, in addition to any other provisions of this Agreement or any Schedule that by their nature should survive termination, shall survive termination of this Agreement for any reason.

22.
Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remainder of this Agreement, which shall be construed as if such invalid or unenforceable provision had never been a part of this Agreement but in a manner so as to carry out as nearly as possible the parties’ original intent.

23.
Marketing. Licensor may inform key partners of the joint relationship. In addition, infoUSA will issue a press release mutually agreed upon by the parties regarding the parties’ relationship hereunder within thirty (30) days following the execution of this Agreement. Licensee shall first use its best efforts to provide the statement of an executive (General Manager and above) for use in the aforementioned press release. Any additional press release or additional public announcement(s) relating to the Agreement or the relationship established by this agreement can not be released without the express written consent of the other part, which consent will not be unreasonably withheld or delayed.

24.
Complete Agreement. This Agreement sets forth the entire understanding of Licensor and infoUSA with respect to the subject matter hereof and supersedes all prior letters of intent, agreements, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer employee, or representative of either party relating thereto.S ignatures received via facsimile shall be deemed originals for all purposes.

IN WITNESS HEREOF, the parties’ duly authorized representatives have executed this Agreement on the Effective Date.

Universal Business Listings, Licensor By: /s/ Doyal Bryant Name: Doyal Bryant Title:P resident Date: 8/22/08	infoUSA Inc., Licensee By: /s/ Fred Vakili Name: Fred Vakili Title: Chief Administrative Officer Date: 8/27/08

ATTACHMENT A
RECORD DATA ELEMENTS

Each Licensee location (“Record”) provided as Licensed Data to Licensee will include the following data elements, where available:

ID	Unique Identification Number	20	This is the clients ID number per unique location.T his number should not change between deliveries.
Record Status	Transactional status for each record	1	Table of codes such as: New Location Deleted Location Change Static
Company Name	Business name for the record	45
Alternative Name(s)	Alternative Name(s) of the business, i.e. Also Known As (AKAs)	45
Legal Name	Legal name of the physical location	45
Location Address	Physical address of the business	45
Location City	City of the physical address	30
Location State	State of the physical address	2
Location Zip Code	Zip code and for the physical address	6
Suite	Suite number for the physical address	10
Mailing Address	Mailing address of the business	45
Mailing City	City of the Mailing address	30
Mailing State	State of the Mailing address	2
Mailing Zip Code	Zip code of the Mailing address	6
Landmark Address	Landmark address of the business	45	References the general area in which the business is physically located. Typical Landmark addresses include mall and office names (Oakview Mall, World Trade Center, etc.).
Landmark City	City of the Landmark address	30
Landmark State	State of the Landmark address	2
Landmark Zip Code	Zip code of the Landmark address	6
Location Phone	Main phone number for the physical location	10
Alternate Phone	Secondary phone number for the business	10
Fax	Main fax number for the physical location	10
First Name	First Name of the person in charge at the physical location	15
Middle Name	Middle initial of the person in charge at the physical location	15
Last Name	Last name of the person in charge at the physical location	30
Title	Title of the person in charge at the physical location	50
Pro Title	Professional title of the person in charge at the physical location	30	Holds multiple titles separated by semi-colons
Employee Size	Number of employees) at the physical location	8
Line of Business	Primary yellow page heading/line of business for the physical location	25	Where your company would list in the Yellow Pages
Line of Business 2	Additional yellow page heading/line of business for the physical location	25

Line of Business 3	Additional yellow page heading/line of business for the physical location	25
Web Address	Main website address for the physical location	50
Toll Free	Toll Free number of the physical location	10
Monday Open	The time of day the business opens on Monday	4	Stored as military time
Monday Close	The time of day the business closes on Monday	4	Stored as military time
Tuesday Open	The time of day the business opens on Tuesday	4	Stored as military time
Tuesday Close	The time of day the business closes on Tuesday	4	Stored as military time
Wednesday Open	The time of day the business opens on Wednesday	4	Stored as military time
Wednesday Close	The time of day the business closes on Wednesday	4	Stored as military time
Thursday Open	The time of day the business opens on Thursday	4	Stored as military time
Thursday Close	The time of day the business closes on Thursday	4	Stored as military time
Friday Open	The time of day the business opens on Friday	4	Stored as military time
Friday Close	The time of day the business closes on Friday	4	Stored as military time
Saturday Open	The time of day the business opens on Saturday	4	Stored as military time
Saturday Close	The time of day the business closes on Saturday	4	Stored as military time
Sunday Open	The time of day the business opens on Sunday	4	Stored as military time
Sunday Close	The time of day the business closes on Sunday	4	Stored as military time
AMEX	Does the business accept American Express?	1	T = True, F = False
Discover	Does the business accept Discover?	1	T = True, F = False
Visa	Does the business accept Visa?	1	T = True, F = False
Master Card	Does the business accept MasterCard?	1	T = True, F = False
Dinners Club	Does the business accept Diners Club?	1	T = True, F = False
Store Card	Does the business accept store cards or other cards?	1	T = True, F = False
Year Opened	The year the physical location opened for business	4
Business Description	Description of the business	600
Company History "Founded" information.....when and by whom and how.
 Mission Statement
Distinctive Facts( what separates them from anybody else)
What they specialize in( or what they do....products/services)
Regional, local, national, international reach
Certificates or Awards" Awarded top 1000 working mother companies"," Are ISO 9000 Certified"

Company Owned	Is the physical location owned by the company?	1	T = True, F = False
Store #	Store number for the physical location	8

Storefront Photo ID	Id number for a storefront photo in the photo file	9
Video ID	Id number for a video in the video file	9
Logo ID	Id number for a logo in the logo file	9
Location Revenue	Actual revenue of the physical location	1	This field contains an alpha code corresponding to the estimated sales of the business in thousands of dollars.
			A 1 - 4 99
			B 500- 9 99
			C 1,000- 2 ,499
			D 2,500- 4 ,999
			E 5,000- 9 ,999
			F 10,000- 1 9,999
			G 20,000- 4 9,999
			H 50,000- 9 9,999
			I 100,000- 4 99,999
			J 500,000- 9 99,999
			K 1,000,000 +
Sq Footage	Square footage of the physical location	7
Banking Relationship	Main financial institution used by the physical location	45
Legal Entity	Type of legal entity of the physical location	1	Table of codes such as: Sole Proprietorship General Partnership Limited Partnership Corporation S Corporation Limited Liability Company (LLC)
Business Status	The type of location within its corporation structure	1	Table of codes such as: 1 = Headquarters 2 = Branches 3 = Subsidiary Headquarters 9 = Not Linked
Business Function	The main function of the business at the physical location	1	Table of codes such as: Retail Management Office

AMENDMENT

TO

DATA CONTRIBUTION AND SERVICE AGREEMENT

PARTIES  (“Parties”)

infoUSA:	infoUSA Inc.

Licensor:	Name Dynamics, LLC, dba UniversalBusinessListing.org.

Effective Date of Agreement:	August 21, 2008

Effective Date of this Amendment:	September 17, 2009

This Amendment to the Data Contribution and Service Agreement (“Amendment”) is entered into by and between infoUSA Inc. (“infoUSA”) and Name Dynamics, LLC (“Licensor” or “Name Dynamics”)to amend the Data Contribution and Service Agreement between infoUSA and Universal Business Listings dated August 21, 2008  (“Agreement”).

The Parties agree to amend the Agreement, as follows:

1.     Unless otherwise set forth herein, all defined terms shall have the meanings ascribed to them in the Agreement.

2.         Paragraph 1 (Term) of the Agreement is hereby amended and restated in its entirety, as follows:

“1.  Term.  The term of this Agreement shall begin on the Effective Date and shall remain in effect for three (3) years (the “Initial Term”), unless extended or earlier terminated in accordance with the Agreement.  This Agreement shall automatically extend for additional periods of one (1) year each (a “Renewal Term”) following the conclusion of the Initial Term and each Renewal Term, if any, thereafter, until terminated by either party as provided herein; provided, however, that either party may terminate this Agreement effective on the last day of any Contract Year by providing the other party written notice no less than ninety (90) days prior to the expiration of such Contract Year of its intent to terminate.  The Initial Term shall consist of three (3) Contract Years, as follows:

Contract Year 1 (August 21, 2008 through August 20, 2009)

Contract Year 2 (August 21, 2009 through August 20, 2010)

Contract Year 3 (August 21, 2010 through August 20, 2011)

3.         Paragraph 3.1 (Fees) of the Agreement is hereby amended and restated in its entirety as follows:

“3.1  Fees.  Licensor will pay infoUSA [*] for each Record provided by Licensor to infoUSA, unless by mutually-agreed exception.”

4.   Section 3.3 (Minimum Records; Fees) is hereby amended and restated in its entirety as follows:

3.3  Minimum Records; Fees.  Notwithstanding anything in Section 3.1 to the contrary, during the Initial Term, Licensor guarantees: [*], with any shortfall to be paid in one (1) lump sum within thirty (30) days of the conclusion of each Contract Year.

5.         Both Licensor and infoUSA acknowledge and agree that that Licensor paid Licensee fees during Contract Year 1, [*].  Provided, however, that if Licensor shall become liable to pay any deficiency for Contract Year 1, then and in that event, the parties agree to negotiate in good faith to determine the precise amount owed by Licensor to infoUSA, giving due consideration to any act or omission by infoUSA that may have affected the revenues of Licensor and the consequent remittance to infoUSA as well as any act or omission of Licensor that negatively impacted revenues for Contract Year 1.   Failure by Licensor to meet the Contract Year 2 minimum by the end of Contract Year 2 may also be deemed by infoUSA as a material breach of the Agreement.  The obligation of the parties in this paragraph shall survive any termination or expiration of the Agreement.

6.         This Amendment shall be effective as of the Effective Date of this Amendment, as set forth above, and will run concurrent with the Initial Term of the Agreement.

7.        Except as set forth in this Amendment, the Agreement shall remain unchanged and in full force and effect.

Name Dynamics, LLC

Dba UniversalBusinessListing.org	infoUSA Inc.

/s/ Chris Travers	/s/ Bill L. Fairfield
Authorized Signature	Authorized Signature

Chris Travers	Bill L. Fairfield
Name	Name

President	C.E.O.
Title	Title

November 9, 2009	11/11/207
Date	Date

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

AMENDMENT NUMBER (2) TO

DATA CONTRIBUTION AND SERVICE AGREEMENT

PARTIES:

Infogroup:	Infogroup Inc.
Licensor:	UBL Interactive, Inc.
Effective Date of Agreement:	August 21, 2008 as amended on September 17, 2009
Effective Date of this Amendment:	September 5, 2012

This Amendment Number (2) to the Database License Agreement (this “Amendment”) is entered into by and between Infogroup and Licensor to amend the Database License Agreement (the “Agreement”) as between the parties.  Unless otherwise set forth herein, all defined terms shall have the meanings ascribed to them in the Agreement.

The parties agree to amend the Agreement as follows:

1.	This Amendment will commence on the Effective Date of this Amendment and will run concurrent with the Term of the Agreement.

2.	Paragraph 3.1 of the Agreement is hereby amended and replaced in its entirety as follows:

”Data Delivery, Fees and Payment. Licensor will deliver the Licensed Data to Infogroup electronically in a mutually agreed format and delivery mechanism. Licensor shall pay Infogroup an annual fee of [*]  per unique US Business Record delivered to Infogroup. Licensor shall be invoiced such fee upon initial delivery of each Record and upon annual delivery of such Record; provided, however, Licensor shall not be charged a fee for any update to such Record which is delivered to Infogroup during the course of the year.”

3.	Except as set forth in this Amendment, the Agreement shall remain unchanged and in full force and effect.

UBL INTERACTIVE, INC.		INFOGROUP INC.

By:	/s/ Doyal Bryant	By:	/s/ Jim DeRouchey
Name:	Doyal Bryant	Name:	Jim DeRouchey
Title:	CEO	Title:	President Database Licensing
Date:	09-28-2012	Date:	October 4, 2012

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.